EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (SEC File #333-293288) of FOXO Technologies Inc. of our report dated April 15, 2026 related to the consolidated financial statements as of and for the years ended December 31, 2025 and 2024, which appears in the Form 10-K for the year ended December 31, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the captions “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California
April 15, 2026